SUPPLEMENT TO THE

SUPERVISION AND ADMINISTRATION AGREEMENT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

February 28, 2011

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO Global Advantage Strategy Bond Portfolio and PIMCO Unconstrained Bond Portfolio (the “Portfolios”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and Pacific Investment Management Company LLC (the “Administrator”) as follows:

1.	This Trust is an open-end investment company organized as a Delaware statutory trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. Each Portfolio is a separate investment portfolio of the Trust.

2.	The Trust and the Administrator have entered into a Supervision and Administration Agreement (“Agreement”) dated August 11, 2008, pursuant to which the Trust has employed the Administrator to provide supervisory and administrative services to the Trust as set forth in that Agreement.

3.	As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolios and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolios, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4.	Subject to the approval of the Trust’s Board of Trustees, the Trust consents to the Administrator’s delegation of some or all of its responsibilities under the Administration Agreement with respect to the Portfolios to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the Trust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator’s ability to delegate its duties under the Administration Agreement with respect to any other series of shares of the Trust.

5.	As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to each Portfolio pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Portfolio during the preceding month at the annual rate of 0.35% for the PIMCO Global Advantage Strategy Bond Portfolio and at the annual rate of 0.30% for the PIMCO Unconstrained Bond Portfolio.

6.	This Supplement and the Agreement shall become effective with respect to the Portfolios on February 28, 2011 and shall continue in effect with respect to each Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Portfolio or by the Trust’s Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Agreement may be terminated with respect to a Portfolio at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio, on 60 days’ written notice to the Administrator or, at or after the two-year period commencing the date of its effectiveness, by the Administrator on 60 days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Henrik P. Larsen
Title: Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent L. Holden
Title: Managing Director

APPENDIX A

(As of February 28, 2011)

Supervisory and Administrative Fee Rate (%)

Fund	Core Expenses[1]	Other Expenses	Total
All Asset Portfolio	0.10	0.15	0.25
All Asset All Authority Portfolio	0.10	0.15	0.25
CommodityRealReturn® Strategy Portfolio	0.10	0.15	0.25
Diversified Income Portfolio	0.10	0.20	0.30
Emerging Markets Bond Portfolio	0.10	0.30	0.40
Foreign Bond Portfolio (U.S. Dollar-Hedged)	0.10	0.40	0.50
Foreign Bond Portfolio (Unhedged)	0.10	0.40	0.50
Global Advantage Strategy Bond Portfolio	0.10	0.25	0.35
Global Bond Portfolio (Unhedged)	0.10	0.40	0.50
Global Multi-Asset Portfolio	0.05	0.00	0.05
High Yield Bond Portfolio	0.10	0.25	0.35
Long-Term U.S. Government Portfolio	0.10	0.15	0.25
Low Duration Portfolio	0.10	0.15	0.25
Money Market Portfolio	0.10	0.10	0.20
Real Return Portfolio	0.10	0.15	0.25
Short-Term Portfolio	0.10	0.10	0.20
Total Return Portfolio	0.10	0.15	0.25
Unconstrained Bond Portfolio	0.10	0.20	0.30

[1]	Core Expenses include custody, portfolio accounting and tax preparation expenses.